Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Pre-effective Amendment No.1 to Form S-1 Registration Statement of our report dated March 31, 2021, except for footnote 3 “Reverse Stock Split,”, footnote 9 “Reverse Stock Split” and footnote 15 “Reverse Stock Split,” as to which the date is December 3, 2021, relating to the December 31, 2020 and 2019 consolidated financial statements of Rebus Holdings, Inc. (fka Inspyr Therapeutics, Inc.), which appear in this Registration Statement and related Prospectus. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Liggett & Webb, P.A.

Boynton Beach, Florida

December 3, 2021